UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 21, 2008
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation)

1-33718 (Commission file number)	65-0945967 (I.R.S. Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, FL 33325
(Address of principal executive offices, including zip code)
(954) 835-1500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On May 21, 2008, Bioheart, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (the “Nasdaq Letter”) advising that, for the last ten consecutive trading days, the Company’s market value of listed securities had been below the minimum $50,000,000 requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(b)(1)(A). Furthermore, Nasdaq stated that the Company does not comply with Nasdaq Marketplace Rule 4450(b)(1)(B), which requires the Company to have total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. Compliance with either Nasdaq Marketplace Rule 4450(b)(1)(A) or 4450(b)(1)(B) is one of the minimum standards for continued inclusion on The Nasdaq Global Market.
     In the Nasdaq Letter, Nasdaq advised that, in accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company will be provided thirty calendar days, or until June 20, 2008 (the “Compliance Period”), to regain compliance with Nasdaq Marketplace Rule 4450(b)(1)(A).
     In the event the Company determines that it is unable to regain compliance with Nasdaq Marketplace Rule 4450(b)(1)(A) during the Compliance Period, the Company intends to apply to transfer its common stock to The Nasdaq Capital Market on or before the end of the Compliance Period to seek to ensure that consistent and continual access to capital markets is maintained for all its shareholders. The Nasdaq Capital Market currently includes over 500 companies and operates in substantially the same manner as the Nasdaq Global Market. Securities listed on the Nasdaq Capital Market satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.
     On May 23, 2008, the Company issued a press release announcing that it had received the Nasdaq Letter. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
          (d) Exhibits
          99.1 Press Release dated as of May 23, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 23, 2008

BIOHEART, INC.
By:	/s/ William H. Kline
William H. Kline
Chief Financial Officer